Exhibit 10.6

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into this 19th day of October 2015, by and between EU Capital Advisors, LLC, a Nevada limited liability company  (the “Consultant”) and ClickStream Corporation, a Nevada company (the “Company”).

WHEREAS, the Company deems it to be in its best interest to retain Consultant to provide corporate advisory and business development counsel;

WHEREAS, the Consultant represents that they bring several years of experience working with small to medium sized publicly traded companies; and

WHEREAS, Consultant is ready, willing and able to render such services to the Company as hereinafter described on the terms and conditions more fully set forth below.

NOW, WHEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Services.

1.1          The Company hereby retains the Consultant on an non-exclusive basis during the term of this Agreement as set forth in Section 4 below.  Consultant shall provide services to Company as an independent consultant. Consultant shall make itself available to consult with the board of directors (the “Board”, which shall include the Company’s Executive Officers), and agents of the Company at reasonable times, concerning business development activities of the Company.  The Consultant shall assist the Company in matters including the following:

(a)	review and advice concerning the technical design of existing and planned products or services;

(b)	business development assistance including terms of possible transactions and suggestions during negotiations;

(c)	sales assistance through the development of business models and sales strategy;

(d)	advice regarding financing, review of proposed term sheets, capitalization planning and, where appropriate, participation in negotiations;

(e)	strategic consulting regarding product planning, market development, marketing and public relations;

(f)	consulting on corporate structure, employee stock option structure, warrant arrangements and intellectual property planning;

(g)	introductions to potential strategic partners and other alliance candidates; and

(h)           introductions to sources of financing and capital.

1.2           The Consultant shall:

(a)           undertake such duties and exercise such powers in relation to the Company and its business as the Board shall from time to time assign (within the parameters of the duties of the Consultant set forth above);

(b)           in the discharge of such duties and in the exercise of such powers observe and comply with all resolutions and directions from time to time made or given by the Board; and

(c)           use its best efforts in the performance of its duties and in the promotion of the interests of the Company.

1.3          The Consultant shall, during the term of this Agreement, follow the directions from time to time issued by the Board and in all respects and in accordance with the law, conform to and comply with the proper and reasonable directions and regulations given by the Board and use its utmost endeavors to promote the Company’s best interests and shall not disclose the private affairs of the Company, or any secrets of the Company, to any person other than the Board, save in the ordinary course of business, and shall not use for its own purposes, or for any purpose other than those of the Company, any information he may acquire with respect to the Company’s affairs.

2.             Independent Contractor.  The Consultant will perform its duties as a consultant of the Company and is not, nor will it be deemed to be, a co-venturer or partner or an employee of the Company, and nothing in this Agreement will be construed so as to make the Consultant, a co-venturer or partner or employee of the Company.  Consultant agrees to perform its consulting duties hereto as an independent contractor.  Nothing contained herein shall be considered to create the relationship of employer-employee between the parties to this Agreement.  The Company shall not be liable to third parties for the acts of Consultant or its servants or agents in performing the consulting duties hereunder, except in the case of damages or injuries caused directly by the Company’s agents or employees, or if the Consultant shall have been acting on behalf of the Company.  The Company shall not make social security, workers’ compensation or unemployment insurance payments on behalf of Consultant.  The parties hereto acknowledge and agree that Consultant cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Consultant hereunder.  Rather, Consultant shall use its best efforts to conduct its services and affairs in a professional manner and in accordance with good industry practice.

3.             Time, Place and Manner of Performance.  The Consultant shall be available for advice and counsel to the officers and directors of the Company at such reasonable and convenient times and places as Consultant may determine to be necessary to carry out its duties hereunder.  Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined in the sole discretion of the Consultant.

4.             Term of Agreement.  The term of this Agreement shall commence the date hereof and terminate on October 19, 2016.

5.             Compensation.  In full consideration of the services (as set forth in Section 1 above) to be provided for the Company by the Consultant, Company agrees to compensate the Consultant in the following manner:

(i)  A monthly fee of $10,000.  Consultant agrees to accrue such payments until such time as the Company completes a capital raise of at least Two Million Dollars ($2,000,000) in gross proceeds at which time all accrued fees such be immediately payable; and

(ii) Company shall issue to Consultant a warrant to purchase ten million (10,000,000) of its common stock at an exercise price of $0.05 per share.  Said warrant is attached hereto as Exhibit A.

6.             Termination.  This Agreement may be terminated by either the Consultant or Company at any time for any reason whatsoever, upon thirty (30) calendar days written notice to the other party.  Notwithstanding the above, this Agreement shall terminate upon the dissolution, bankruptcy or insolvency of the Company and without excusing the Company's obligations herein, which shall continue to be effective, Consultant shall have the right and discretion to terminate this Agreement should the Company violate any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have or will not have a material adverse effect on the operations of the Company.

7.             Work Product.  It is agreed that all information and materials produced for the Company shall be the property of the Company, free and clear of all claims thereto by the Consultant, and the Consultant shall retain no claim of authorship therein.

8.             Conflict of Interest.  The Consultant shall be free to perform services for other persons that do not directly conflict with the performance of consulting services for the Company under this Agreement.  Notwithstanding the foregoing, Consultant is prohibited from performing services within the medical technology industry to anyone other than Company during the term of this Agreement and for a period six (6) months thereafter.

9.             Disclaimer of Responsibility for Acts of the Company.  The obligations of Consultant described in this Agreement consist solely of the furnishing of information and advice to the Company in the form of services.  In no event shall Consultant be required by this Agreement to represent or make management decisions for the Company.  All final decisions with respect to acts and omissions of the Company or any affiliates and subsidiaries, shall be those of the Company or such affiliates and subsidiaries, and Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such acts or omissions.

10.           Indemnity.  The Company (the “Indemnifying Party”) agrees that it shall protect, defend, indemnify and hold the Consultant and its assigns and attorneys, accountants, employees, officers and directors (the “Indemnified Party”) harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from or relating to or arising out of (a) the inaccuracy, nonfulfillment or breach of any representation, warranty, covenant or agreement made by the Indemnifying Party herein; or (b) any legal action, including any counterclaim, to the extent it is based upon alleged facts that if true, would constitute a breach of any representation, warranty, covenant or agreement made by the Indemnifying Party herein; or (c) negligent actions or omissions of the  Indemnifying Party or any employee or agent of the Indemnifying Party, or any reckless or willful misconduct, occurring during the term hereof with respect to any of the decisions made by the Indemnifying Party.  Consultant disclaims any responsibility for accurately describing or recommending any transaction that the Company may engage in.  Consultant’s obligation with respect to any transaction is solely as described herein and you agree that you shall not make any representation that Consultant endorses or sponsors the Company or its securities, has performed any due diligence with respect to the Company or has participated in any way in pricing the securities or structuring any transaction.

11.           Confidential Information. Consultant acknowledges that by reason of this Agreement it will have access to and acquire knowledge from, material, data, systems and other information concerning the operation, business, financial affairs, products, customers and intellectual property of the Company that may not be accessible or known to the general public, including, but not limited to the terms of this Agreement (referred to as “Confidential Information”).

12.           Non-Disclosure. Consultant agrees to maintain all Confidential Information received from the Company, both orally and in writing, in confidence and agrees not to disclose or otherwise make available such Confidential Information to any third party without the prior written consent of the Company. Consultant further agrees to use the Confidential Information only for the purpose of performing under this Agreement. In addition, Consultant shall not reverse engineer, disassemble or decompile any prototypes, software or other tangible objects which embody the Company’s Confidential Information and which are provided to the Consultant. Whenever requested by the Company, Consultant shall immediately return to the Company all manifestations of the Confidential Information.  The Consultant’s obligation of confidentiality shall survive this Agreement for a period of five (5) years from the date of its termination, and thereafter shall terminate and be of no further force or effect, unless the Confidential Information disclosed are the Patents and any confidential pending patent applications (“Patent Applications”) in which case the obligations hereunder shall continue in perpetuity with respect to the patents and Patent Applications.

13.           Notices.  All notices that are required to be or may be sent pursuant to the provision of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to each of the parties at the address appearing herein, and shall count from the date of mailing or the validated air bill.

14.           Waiver.  Any waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

15.          Assignment.  This Agreement and the rights and obligations of the Consultant hereunder shall not be assignable without the written consent of the Company.

16.           Applicable Law.  This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of California irrespective of the country or place of domicile or residence of either party.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Orange County, CA before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

17.           Attorneys’ Fees.  If any arbitration, litigation, action, suit, or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such party’s attorneys’ fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions there from.  As used in this Agreement, attorneys’ fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services.

18.           Severability.  All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

19.           Entire Agreement.  This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations between the parties.

20.           Waiver and Modification.  Any waiver, alteration or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto.  Each party hereto, from time to time, may waive any of its rights hereunder without effecting a waiver with respect to any subsequent occurrences or transactions hereof.

21.           Representations.  The Company represents that it is a corporation duly incorporated and existing in good standing under the laws of Nevada and has all requisite corporate authority to own its properties and to carry on its business as now being conducted.  The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.  The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The Company’s signatory has full authority to execute this Agreement in behalf of the Company and bind the Company to the terms herein.  The execution, issuance and delivery of this Agreement, by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company, its shareholders, or its Board of Directors is necessary.  This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company enforceable against the Company in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.  The execution, delivery and performance of this Agreement by the Company, do not and will not (i) result in a violation of the Company’s Certificate of Incorporation or By Laws or (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, patent, patent license, indenture, instrument or any “lock-up” or similar provision of any underwriting or similar agreement to which the Company is a party, or (iii) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected.

22.           Execution of Agreement; Counterparts; Electronic Signatures.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.  The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

####

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

CONSULTANT:	COMPANY:

EU CAPITAL ADVISORS, LLC	CLICKSTREAM CORPORATION

300 Spectrum Center Drive	1801 Century Park East
Suite 1160	Suite 1201
Irvine, CA 92618	Los Angeles, CA 90067

By:	By:
Name: Todd Sanders	Name: Michael J. Ohara
Title: Managing Member	Title: President